EXHIBIT 10.2
AMENDED AND RESTATED EQUITY COMMITMENT LETTER
September 17, 2009
Mr. Salvatore M. Quadrino, Chief Executive Officer
Helios & Matheson North America Inc.
200 Park Avenue South, Suite 901
New York, New York 10003
Re:	Commitment to Purchase Common Stock
Dear Mr. Quadrino:
This letter agreement amends and restates in its entirely the Equity Commitment Letter of Helios & Matheson Information Technology, Ltd., dated September 1, 2009, to Helios & Matheson North America Inc., as follows:
This letter agreement sets forth the commitment of Helios & Matheson Information Technology, Ltd. and/or its affiliates (the “Purchaser”), subject to the terms and conditions contained herein, to purchase shares of the common stock, $0.01 par value, (the “Common Stock”) of Helios & Matheson North America Inc., a New York corporation (the “Company”).
1. Commitment. The Purchaser hereby commits to the Company, subject to the terms and conditions set forth herein, that on or before November 25, 2009 the Purchaser shall purchase shares of the Company’s Common Stock (the “Shares”) at a price range from $1.03 per share to $1.25 per share for an aggregate minimum purchase price of USD$750,000 and an aggregate maximum purchase price of USD$1,250,000 and in the event the offer price is above the range of $1.03 to $1.25 per share, the commitment to investment by the Purchaser shall not exceed $1,250,000 (the “Commitment”).
2. Conditions. The Commitment shall be subject to the conditions that (i) the purchase of the Shares can be made in accordance with all applicable state and federal securities laws and Nasdaq rules; (ii) the purchase of the Shares is duly authorized by the Company’s board of directors and if required by its shareholders; (iii) the Company has sufficient authorized capital to issue the Shares; and (iv) a definitive securities purchase agreement which includes standard representations by the Company and the Purchaser be prepared and executed prior to the consummation of the purchase of the Shares.
3. Enforceability. This letter agreement may only be enforced by the Company. In no event shall any of the Company’s creditors have any right to enforce this letter agreement or to cause the Company to enforce this letter agreement.

Mr. Salvatore M. Quadrino, Chief Executive Officer
Helios & Matheson North America Inc.

4. No Modification. This letter agreement may not be amended or otherwise modified without the prior written consent of the Purchaser and the Company. No transfer of any rights or obligations hereunder shall be permitted without the consent of the Purchaser and Company. Any transfer in violation of the preceding sentence shall be null and void.
5. Entire Agreement. This letter agreement is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; supersedes any prior or contemporaneous agreements; and may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.
6. Governing Law; Jurisdiction; Venue. This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of New York. Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely in the courts in the State of New York.
7. Notices. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) on the third business day, if transmitted by international courier with confirmation of delivery, (c) upon confirmation of delivery if transmitted by facsimile, or (d) by electronic mail, provided there is no notice of delivery failure, as follows:
(a) if to the Purchaser:
Helios & Matheson Information Technology, Ltd.
9 Nungambakkam High Road
Chennai 600 034
India
Attn: V. Ramachandiran, Chairman
(b) if to the Company:
Helios & Matheson North America, Inc.
200 Park Avenue South, Suite 901
New York, New York 10003
USA
Attn: Salvatore Quadrino, Chief Executive Officer

Mr. Salvatore M. Quadrino, Chief Executive Officer
Helios & Matheson North America Inc.

8. Counterparts. This letter agreement may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
9. No Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon the Purchaser and the Company. Nothing in this letter agreement, express or implied, is intended to nor does it confer upon any person other than the Purchaser and the Company any rights or remedies under this letter agreement. Without limiting the foregoing, the Company’s creditors shall have no right to specifically enforce this letter agreement or to cause the Company to enforce this letter agreement.
If the terms of this letter agreement meet with the Company’s approval, we ask that the Company date and countersign this letter agreement below.
Sincerely,

Helios & Matheson Information Technology, Ltd.
By:	/s/ V. Ramachandiran
V. Ramachandiran
Chairman
Dated: September 17, 2009

Agreed to and accepted: Helios & Matheson North America Inc.
By:	/s/ Salvatore Quadrino
Salvatore Quadrino
Chief Executive Officer